SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (amendment #2)

                    Under the Securities Exchange Act of 1934

                          FUSION MEDICAL TECHNOLOGIES
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0003611281
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 18 pages
                       Exhibit Index Contained on Page 16

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CUSIP NO. 0003611281                13 G                   Page 2 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                             Asset Management Associates 1989, L.P. ("AMA 89")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                California Limited Partnership
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                0
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------
[FN]

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 3 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                              AMC Partners 89, L.P. ("AMC 89")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                California Limited Partnership
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                0
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0%
------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            PN
------------------------------------------------------------------------------
[FN]
                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 4 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                         Alloy Ventures 1998, LLC. ("Alloy98")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                California Limited Partnership
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                0
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            CO
------------------------------------------------------------------------------
[FN]

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 5 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                          John Shoch ("Shoch")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          65,783 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              65,783 shares.
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           65,783
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.6%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------

[FN]

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 6 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                       Craig Taylor ("Taylor")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          78,439 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              78,439 shares.
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                0
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.7%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 7 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                W. Ferrell Sanders ("Sanders")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          17,529 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              17,529 shares.
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           17,529
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.2%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 8 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                    Douglas E. Kelly ("Kelly")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          35,874 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              35,874 shares.
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                0
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.3%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------

[FN]

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 9 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                                      Tony Di Bona ("Di Bona")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                     Australia
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          5,772 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,772 shares.
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                            5,772
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.1%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                   Page 10 of 18 pages
------------------------------------------------------------------------------

1            NAME OF REPORTING ENTITY
                                          Franklin P. Johnson, Jr. ("Johnson")
------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  [ ]         (b) [X]
------------------------------------------------------------------------------

3            SEC USE ONLY
------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          43,494 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
------------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              51,809 shares are directly
                                              owned by Asset Management
                                              Partners.  Johnson is the
                                              general partner of Asset
                                              Management Partners
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              43,494 shares.
------------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              51,809 shares are directly
                                              owned by Asset Management
                                              Partners.  Johnson is the
                                              general partner of Asset
                                              Management Partners
                                              and may be deemed to have shared
                                              power to vote these shares.
------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           95,303
------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                      [ ]
------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.9%
------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                            IN
------------------------------------------------------------------------------
[FN]

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 11 of 18 pages
------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER

                  Fusion Medical Technologies, Inc. ("Issuer")

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1615 Plymouth Street, Mountain View, CA 94043

ITEM 2(A).        NAME OF PERSONS FILING

                  John F. Shoch
                  Craig C. Taylor
                  W. Ferrell Sanders
                  Douglas E. Kelly
                  Tony Di Bona
                  Franklin P. Johnson, Jr.

                  AMC Partners 89, L.P.
                  Asset Management Associates 1989, L.P.
                  Alloy Ventures 1998, LLC

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Alloy Ventures.
                  480 Cowper Street, 2nd Fl.
                  Palo Alto, CA  94301

ITEM 2(C)         CITIZENSHIP

The following entities are organized in California:

Asset Management Associates 1989, L.P.
AMC Partners 89, L.P.
Alloy Ventures 1998, LLC

Individuals:

John F. Shoch            United States
Craig C. Taylor          United States
W. Ferrell Sanders       United States
Douglas E. Kelly         United States
Franklin P. Johnson, Jr  United States
Tony Di Bona             Australia

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 0003611281

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 12 of 18 pages
------------------------------------------------------------------------------

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

            (a) Amount beneficially owned:

                See Row 9 of cover page for each Reporting Person.

            (b) Percent of Class:

                See Row 11 of cover page for each Reporting Person.

            (c) Number of shares as to which such person has:

                   (i)  Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting  Person.

                   (ii) Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                   (iv) Shared power to dispose or to direct the disposition
                        of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of
more than five percent of the class of securities, check the following:    [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 13 of 18 pages
------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 14 of 18 pages
------------------------------------------------------------------------------
                                   SIGNATURES


Dated:   February 14, 2001

                                      ASSET MANAGEMENT ASSOCIATES 1989, L.P.
                                      By:  AMC Partners 89, L.P.

                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner

                                      AMC PARTNERS 89, L.P.

                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner


                                      Alloy Ventures 1998, LLC

                                      By:  /s/ Tony Di Bona
                                           ---------------------------
                                           Tony Di Bona, Managing Member

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 15 of 18 pages
------------------------------------------------------------------------------

                                   /s/ John Shoch
                                   ------------------------------------------
                                   JOHN SHOCH

                                   /s/ Craig Taylor
                                   ------------------------------------------
                                   CRAIG TAYLOR

                                   /s/ Franklin P. Johnson, Jr.
                                   ------------------------------------------
                                   FRANKLIN P. JOHNSON, JR.

                                   /s/ W. Ferrell Sanders
                                   ------------------------------------------
                                   W. FERRELL SANDERS

                                   /s/ Douglas E. Kelly
                                   ------------------------------------------
                                   DOUGLAS E. KELLY

                                   /s/ Tony Di Bona
                                   ------------------------------------------
                                   TONY DI BONA

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 16 of 18 pages
------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
- -------                                                        -------------

Exhibit A:  Agreement of Joint Filing                            Page 17-18

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 17 of 18 pages
------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Fusion Medical Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 14th day of February, 2001.

                                      ASSET MANAGEMENT ASSOCIATES 1989, L.P.
                                      By:  AMC Partners 89, L.P.

                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner

                                      AMC PARTNERS 89, L.P.

                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner


                                      Alloy Ventures 1998, LLC

                                      By:  /s/ Tony Di Bona
                                           ---------------------------
                                           Tony Di Bona, Managing Member

------------------------------------------------------------------------------
CUSIP NO. 0003611281                13 G                  Page 18 of 18 pages
------------------------------------------------------------------------------

                                   /s/ John Shoch
                                   ------------------------------------------
                                   JOHN SHOCH

                                   /s/ Craig Taylor
                                   ------------------------------------------
                                   CRAIG TAYLOR

                                   /s/ Franklin P. Johnson, Jr.
                                   ------------------------------------------
                                   FRANKLIN P. JOHNSON, JR.

                                   /s/ W. Ferrell Sanders
                                   ------------------------------------------
                                   W. FERRELL SANDERS

                                   /s/ Douglas E. Kelly
                                   ------------------------------------------
                                   DOUGLAS E. KELLY

                                   /s/ Tony Di Bona
                                   ------------------------------------------
                                   TONY DI BONA